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EXHIBIT 10.4

                               STERIS CORPORATION
                     Management Incentive Compensation Plan
                                     FY 1997

OBJECTIVE

      The objective of the STERIS Corporation Management Incentive Compensation Plan (MICP) is to encourage greater initiative, resourcefulness, teamwork, efficiency, and achievement of objectives on the part of key management whose performance and responsibilities directly affect Company profits.

GENERAL PROVISIONS

      The MICP for FY 1997 may be reviewed and revised at the Chief Executive Officer's discretion within the guidelines established by the Compensation Committee of the Board of Directors. Any incentive payouts under the terms of this Plan will be limited by any governmental regulations that are in effect at the time of such incentive payouts.

      The incentive compensation fund available for disbursement to participants shall be determined by achievement of key parameters of the approved Annual Business Plan.

      Management Incentive Compensation will be calculated after the close of each quarter and will be cumulative and retroactive. That is, deficiencies in year-to-date (YTD) performance can be made up by overachievement in subsequent quarters during the fiscal year.

      A portion of the earned Management Incentive Compensation will be paid on a quarterly basis with another portion held in an escrow account to be paid on an annual basis. An accrual funding schedule will be developed and maintained by the Finance Department to reserve adequate funds for the payment of earned Management Incentive Compensation.

KEY PARAMETERS

      MICP compensation will be determined through achievement of a combination of Annual Business Plan (ABP) objectives and Quarterly Individual Objectives
(IO). ABP parameters are the Net Revenue, Operating Income, and Net Income objectives. IO parameters are approved quarterly personal objectives that are brief, specific, measurable, and consistent with overall Company objectives.


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ELIGIBILITY

      The management level classifications of individuals who may be eligible to participate in the MICP are the following:

      Chief Executive Officer
      Sr. Vice President
      Division President/Unit Head
      Vice President
      Director
      Manager
      Supervisor/Professional

      Incumbents holding a key management position with one of the above titles are immediately eligible for participation. New hires for an above titled position will begin participation in the MICP during the first full fiscal quarter of employment unless otherwise specified in the employment offer. An individual promoted to a higher management level during a quarter will have MICP compensation for that quarter at the management level held by the individual for the majority of the quarter.

      Termination of employment of a participant shall result in his or her forfeiture of all unpaid incentive earnings.

MICP FY'97 PARTICIPANT BONUS SCHEDULE

      The bonus opportunity for each management level upon 100% achievement of the FY'97 Net Revenue, Operating Income, and Net Income objectives is as follows:

      Management Level                                Quarterly Funding

      Chief Executive Officer                        100% of Base Income
      Senior Vice President                            75% of Base Income
      Division President/Unit Head                     75% of Base Income
      Vice President                                   50% of Base Income
      Director                                         35% of Base Income
      Manager                                          20% of Base Income
      Supervisor/Professional                        $625


BONUS POOL FUNDING

      The funding of the bonus pool will be determined quarterly on a YTD basis. Any funding will be dependent upon the Company's YTD achievement of net revenue and operating income in relationship to the Annual Business Plan parameters. The following weighting factor will apply to the qualification parameters:

                           Net Revenue               75%
                           Operating Income          25%

      Funding will occur on a sliding scale basis from 80% to 120% of the Blended Achievement Percentage. The following is a calculation example based upon YTD achievement of 104% of net revenue and 110% of operating income parameters of the ABP.

                                    104 x 3 = 312
                                    110 x 1 = 110
                                              ----
                                              422 / 4 = 105.5% - Blended Rate

      During FY'97, funding will be at a minimum 80% level.

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INDIVIDUAL OBJECTIVES (IO)

      Quantifiable management objectives are developed and approved quarterly for each MICP participant. An individual's performance is evaluated at the end of each quarter and a percentage Individual Objectives (IO) Achievement calculated. The Individual Objectives are consistent with the quarterly and longer term objectives for the Company and the individual business units, profit centers, corporate services groups, or departments.


BONUS CALCULATION

      Individual participant bonuses and bonus payouts will be determined as defined in this bonus calculation section.

1. The bonus qualifier will be based on the Blended Achievement Percentage of the Company's Net Revenue and Operating Income objectives.

2. The performance in achieving the Net Revenue and Operating Income bonus qualification parameters will be determined on a YTD basis with a weighting of 3X for Net Revenue and 1X for Operating Income.

3. Individual participant payout targets will be taken from the then current Participant and Target Bonus Schedule.

4. The YTD Blended Achievement Percentage will be applied to the individual Target Bonus to determine the quarterly MICP eligible bonus amount.

5. If bonus eligibility on a YTD quarterly basis has occurred, the individual MICP eligible bonus amount is multiplied by the percentage achievement of the quarterly Individual Objectives that have been approved at the beginning of each quarter by the participant's direct supervisor and the senior executive/business head of the individual's business unit.


Bonus calculation example:

                           Vice President
                                    $80,000 Base Salary
                                    50% Target Bonus
                           Corp Achievement
                                    104% Net Revenue
                                    110% Op Income

                                    104 x 3  =  312
                                    110 x 1  =  110
                                                ---
                                                422 / 4 = 105.5% - Blended Rate

                           Individual Objectives (IO) Achievement
                                    96%

                           Quarterly Target Bonus
                                    $80,000 x 50% / 4 = $10,000

                           Sliding Scale Blended Target
                                    $10,000 x 105.5% = $10,550

                           Earned Bonus
                                    $10,550 x 96% (IO) = $10,128

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BONUS PAYMENT

      Seventy-five percent (75%) of the eligible individual quarterly bonus will be paid following the end of each quarter. Twenty-five percent (25%) of the eligible individual quarterly bonus will be held in a bonus escrow account and will be paid following the end of the fiscal year only if the CORPORATION meets or exceeds its Net Income objective for the full fiscal year. Should the Corporation fail to meet or exceed its Net Income objective for the full fiscal year, all funds in the bonus escrow account will be forfeited.

EFFECTIVE DATE

      The STERIS Management Incentive Compensation Plan is effective April 1, 1996, through March 31, 1997.

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